EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. REPORTS THIRD QUARTER 2008
EARNINGS OF $0.48 PER SHARE ON SALES OF $240.5 MILLION

Cleveland, Ohio — October 30, 2008 — Brush Engineered Materials Inc. (NYSE:BW) today reported net income for the third quarter of 2008 of $9.9 million or $0.48 per share diluted on sales of $240.5 million. Net income for the first nine months was $21.7 million or $1.05 per share diluted on sales of $713.4 million.

THIRD QUARTER RESULTS

Sales for the third quarter of 2008 were up 4% compared to the third quarter of the prior year sales of $230.9 million. Higher metal prices favorably impacted sales for the quarter by 7%. Lower shipments of the Company’s ruthenium-based materials for the media market reduced sales for the quarter by $27.8 million or 12% when compared to the prior year. Net of these factors, sales grew by approximately 9%. Sales for the first nine months of the year were approximately equal to the same period of the prior year. Lower shipments to the media market negatively impacted sales by 15% in the nine month period while metal prices increased sales by approximately 8%. Net of these factors, sales for the nine month period grew by approximately 7%.

Net income for the third quarter was $9.9 million or $0.48 per share, unchanged when compared to the prior year. Net income, compared to the prior year, was negatively impacted by the significant decline in sales of ruthenium-based materials to the media market. Increased sales in other areas and improved margins helped to offset a portion of the negative impact of the reduced media sales. The tax rate in the third quarter was lower than that of the first six months of the year due to the impact of discrete items and other changes in estimates. The discrete items favorably affected net income by $1.4 million or $0.07 per share.

For the first nine months of the year, net income was $21.7 million, or $1.05 per share, compared to $41.0 million, or $1.98 per share, for the same period of the prior year. In the prior year, the Company reported a sizable benefit from the sale of product that included a gain related to a significant increase in the market price of ruthenium that had been purchased earlier at a much lower cost. The amount of the gain was approximately $1.5 million pretax or $0.04 per share after tax in the third quarter and approximately $22.9 million pretax or $0.70 per share after tax for the first nine months of 2007.

OPERATING RUN RATE

When comparing results, for both the third quarter and the nine months to date, to those of the prior year, management believes that the presentation of operating results excluding the impact of certain factors to be a better representation of the performance of the Company’s baseline business. These factors are presented in a table embedded later in this press release. Including or excluding the noted factors identified in the table as well as elsewhere in this press release, the non-GAAP operating run rate for the third quarter was $0.41 per share compared to $0.39 per share in the same quarter of the prior year. For the nine months to date, the operating run rate is $1.29 per share compared to $1.38 per share in the prior year.

BALANCE SHEET

Cash flow from operations during the quarter remained strong. After a $54.9 million increase in debt in the first quarter of 2008 to support the acquisition of Techni-Met, Inc., cash generated by operations in both the second and third quarters resulted in a reduction in debt of $32.2 million. The Company’s debt to capital ratio as of the end of the third quarter is 13%. The Company has a $240.0 million revolving line of credit which offers substantial liquidity to support the Company’s strategic initiatives through these uncertain economic times.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies and Services

The Advanced Material Technologies and Services segment sales for the third quarter of 2008 were up 5% to $125.5 million compared to $119.4 million in the third quarter of the prior year. Sales for the first nine months of 2008 were $371.6 million, down 3% versus the same period last year. Operating profit for the third quarter was $7.6 million versus $12.3 million for the third quarter of 2007. Operating profit year to date was $17.7 million versus $49.1 million for the first nine months of last year.

Excluding the impact of changes in ruthenium prices, sales to the media market declined $29.2 million in the third quarter and $108.9 million in the first nine months of the year compared to the same periods last year. Despite the strong market demand in media, our shipments to this market have been weak throughout the year. This weakness is due to a product requalification attributable to a customer specification change and the temporary suspension of shipments of a ruthenium-based material to a key customer caused by a problem with a key raw material supplier. It is anticipated that these issues will be resolved but it is too early in the process to forecast when substantial shipments will resume. Progress also continues to be made on new ruthenium-based and oxide layer materials for the perpendicular media market.

Sales of other products including materials for applications in wireless handsets, LED’s, medical, defense and solar, net of metal prices were up 22% in the quarter and 17% year to date helping to offset in part the weakness from the lower media sales for the third quarter and first nine months of the year. It is anticipated that these markets will remain strong through the remainder of the year.

The decline in operating profit for the third quarter and the first nine months of the year as compared to 2007 was due to the significant decline in the ruthenium-based perpendicular media sales, including the impact of ruthenium prices and inventory adjustments.

Specialty Engineered Alloys

Specialty Engineered Alloys’ sales for the third quarter were $77.6 million, up approximately 5%, or $3.5 million, compared to the third quarter of 2007. Year-to-date sales of $231.9 million were up $11.9 million or 5% compared to the first nine months of 2007. Operating profit for the third quarter was $2.1 million versus $2.6 million for the third quarter of 2007. Operating profit for the first nine months of 2008 was $7.5 million compared to the first nine months of 2007 operating profit of $9.3 million.

The increase in sales in both the third quarter and the first nine months is primarily due to metal price pass throughs, higher selling prices and a favorable translation effect on foreign sales. Specialty Engineered Alloys experienced strong demand from the oil and gas, telecommunications infrastructure and aerospace markets for the first nine months of the year. During the third quarter, sales to the aerospace market were negatively impacted by the Boeing strike. In addition, Hurricane Ike had a negative impact on sales to the oil and gas market. The negative effect of these two factors has continued into the fourth quarter.

Beryllium and Beryllium Composites

Beryllium and Beryllium Composites sales for the third quarter of 2008 were $17.6 million, up 16%, compared to third quarter 2007 sales of $15.2 million. For the first nine months of the year, sales were $45.7 million, compared to $46.8 million for the same period last year. Operating profit for the third quarter was $2.5 million, versus $2.2 million for the third quarter of 2007. Operating profit for the first nine months of 2008 was $5.1 million compared to $6.8 million for the first nine months of 2007.

The increase in sales for the third quarter is due to stronger sales in defense particularly from defense-related optical systems and military satellites. Sales for medical and industrial x-ray window applications also improved in the third quarter. The decline in year-to-date sales versus 2007 is primarily due to the impact of the completion, in the prior year, of two large science projects, the Joint European Torus nuclear fusion project and NASA’s James Webb Space Telescope. These projects accounted for $1.0 million of sales in the third quarter and $2.8 million of sales in the first nine months of 2007. Sales to the defense market are expected to remain strong through the remainder of the year and first quarter of 2009.

Engineered Material Systems

Engineered Material Systems’ sales for the third quarter of 2008 were $16.7 million, compared to the third quarter 2007 sales of $18.6 million. Sales for the first nine months of 2008 were $53.9 million, up $1.7 million, or 3%, compared to the first nine months of 2007. Operating profit in the third quarter was $1.6 million compared to an operating profit of $1.7 million for the third quarter of 2007. Operating profit for the first nine months of 2008 was $5.0 million, an increase of $2.0 million compared to the first nine months of 2007.

The weaker third quarter sales were due primarily to lower demand in automotive applications, including applications in Europe, where demand had been stronger in the first half of the year. Sales from new product applications for energy and medical and stronger sales from disk drive arm materials partially offset the weakness in sales to the automotive market.

The slight decline in operating profit for the third quarter was due to the reduced sales. For the first nine months operating profit as compared to the same period last year was positively impacted by higher sales plus improved yields and productivity.

OUTLOOK

Assuming no additional decline in the Company’s key markets, other than that anticipated in the guidance provided on October 2, 2008, the Company at this time is maintaining its outlook for the year. Earnings for the full year are expected to be in the range of $1.15 to $1.30 per share. This includes the negative effect of the previously announced charges taken in the first and second quarters of the year and the positive effect of the discrete tax items recorded in the third quarter. Excluding these factors, the operating run rate for the full year is expected to be in the range of $1.45 to $1.60 per share.

It is extremely difficult to predict the impact of the current global financial crisis and related economic downturn on the Company’s business. It is important to continue to reiterate that the Company’s earnings estimates are subject to significant variability. Metal price changes, metal supply conditions, fluctuations in demand levels driven by such factors as customer inventory swings, product qualifications rates, and new product ramp-up rates in critical markets such as the media market can and have had a significant effect on actual results. The outlook for the remainder of the year is based on the Company’s best estimates at this time and is subject to significant fluctuations due to these as well as other factors.

NON-GAAP FINANCIAL MEASURES

We have presented in this release operating results both including the impact of ruthenium metal pricing and certain other factors, as required by generally accepted accounting principles, and excluding that effect. Management considers the presentation of a non-GAAP operating run rate excluding the effects of ruthenium metal pricing, including its effect on sales from our products that include a gain or loss related to an increase or reduction in the market price of ruthenium inventory and certain other factors to be a better representation of the Company’s baseline business. A reconciliation of the non-GAAP financial measures follows.

Reconciliation of Non-GAAP Financial Measures

	Third Quarter		First Nine Months
	For the three	For the three	For the nine months	For the nine months
	months ended Sept.	months ended Sept.	ended Sept. 26,	ended Sept. 28,
	26, 2008	28, 2007	2008	2007
GAAP Diluted EPS	$0.48	$0.48	$1.05	$1.98
Gain on sale of ruthenium inventory	0.00	(0.04)	0.00	(0.70)
Lower of cost or market ruthenium inventory charge	0.00	0.00	0.18	0.13
Loss on sale of a subsidiary	0.00	0.00	0.00	0.02
Accounts receivable correction related to 2007	0.00	(0.05)	0.09	(0.05)
Discrete Tax Items	(0.07)	0.00	(0.05)	0.00
Non-recurring purchase accounting costs	0.00	0.00	0.02	0.00

Non-GAAP Operating Run Rate	$0.41	$0.39	$1.29	$1.38

CHAIRMAN’S COMMENTS

Richard Hipple, Chairman, President, and CEO, stated, “With our strong balance sheet, cash flow and substantial liquidity under our senior credit agreement we are well positioned financially as we enter into this very volatile time of financial and economic uncertainty. We have worked hard to diversify our markets and geographic footprint and to develop new products to advance technology. In these challenging times we remain committed to our goal of creating long-term shareholder value.”

CONFERENCE CALL

Brush Engineered Materials’ quarterly earnings conference call will be held today at 11:00 a.m. Eastern Time. The conference call will be available via webcast through the Company’s website at www.beminc.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0782, callers outside the U.S. can dial (201) 689-8567.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned herein:

•	The global and domestic economies, including the uncertainties related to the impact of the current global financial crisis;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, data storage, aerospace and defense, automotive electronics, industrial components, appliance and medical;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for the year 2008;

•	Our success in developing and introducing new products and new product ramp up rates, especially in the media market;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating newly acquired businesses, including the recent acquisition of the assets of Techni-Met, Inc.;

•	Our success in implementing our strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of raw materials (both base and precious metals), tax rates, interest rates, metal financing fees, exchange rates, pension and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive and deferred compensation plans;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that may impact our obligations; and

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
(216) 383-6823

Media:

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	Sept 26,	Dec 31,
(Dollars in thousands)	2008	2007
Assets
Current assets
Cash and cash equivalents	$7,143	$31,730
Accounts receivable	110,153	97,424
Other receivables	0	11,263
Inventories	176,350	165,189
Prepaid expenses	20,624	17,723
Deferred income taxes	5,845	6,107

Total current assets	320,115	329,436
Other assets	36,058	11,804
Related-party notes receivable	98	98
Long-term deferred income taxes	0	1,139
Property, plant and equipment	622,375	583,961
Less allowances for depreciation,
depletion and amortization	421,611	397,786

	200,764	186,175
Goodwill	35,699	21,899

	$592,734	$550,551

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$32,246	$24,903
Current portion of long-term debt	600	600
Accounts payable	29,372	27,066
Other liabilities and accrued items	43,342	55,936
Unearned revenue	1,072	2,569
Income taxes	678	2,109

Total current liabilities	107,310	113,183
Other long-term liabilities	17,349	11,629
Retirement and post-employment benefits	57,426	57,511
Long-term income taxes	3,386	4,327
Deferred income taxes	1,823	182
Long-term debt	25,305	10,005
Shareholders’ equity	380,135	353,714

	$592,734	$550,551

See notes to consolidated financial statements.

Consolidated Statements of Income
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	Sept 26,	Sept 28,	Sept 26,	Sept 28,
(Dollars in thousands except share and per share amounts)	2008	2007	2008	2007
Net sales	$240,494	$230,928	$713,425	$714,805
Cost of sales	195,321	184,655	586,386	557,367

Gross margin	45,173	46,273	127,039	157,438
Selling, general and administrative expenses	26,069	27,456	81,362	82,690
Research and development expenses	1,748	968	4,889	3,569
Other – net	4,335	1,679	8,185	5,537

Operating profit	13,021	16,170	32,603	65,642
Interest expense – net	539	286	1,524	1,540

Income before income taxes	12,482	15,884	31,079	64,102
Income taxes	2,573	5,976	9,417	23,141

Net income	$9,909	$9,908	$21,662	$40,961

Per share of common stock: basic	$0.49	$0.49	$1.06	$2.02
Weighted average number
of common shares outstanding	20,374,000	20,392,000	20,387,000	20,300,000
Per share of common stock: diluted	$0.48	$0.48	$1.05	$1.98
Weighted average number
of common shares outstanding	20,612,000	20,730,000	20,616,000	20,736,000
See notes to consolidated financial statements.